UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WAYSIDE TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

MESSAGE FROM THE BOARD OF DIRECTORS

Dear Wayside Technology Group Shareholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Meeting”) of Wayside Technology Group, Inc., a Delaware corporation (the “Company”), which is scheduled to be held on June 7, 2022 at 10:00 a.m., Eastern Time, and any postponements or adjournments thereof. Due to the public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of our employees and stockholders, this year’s Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. You will be able to attend the Meeting and vote and submit questions during the Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/WSTG2022.

As always, your vote is important. Details of the business to be conducted at the Meeting and how to participate in the meeting are given in the accompanying Notice of Annual Meeting of Stockholders and the Company’s proxy statement.

2021 was a year of transition. Coming out of COVID-19 provided many opportunities to challenge the status quo and reimagine our business operating in the post-pandemic world. We adapted in a number of ways making the Company stronger and more resilient.

We achieved record results during the year as previously disclosed in our quarterly earnings' releases. As we begin the new year, our executive team remains focused on growing top line revenue while improving EBITDA margin.

We continued with the integration and development of our two 2020 acquisitions, building on our existing strategic plan and working to maximize return on investment and shareholder value creation.

Mr. Drew Clark joined our team as Chief Financial Officer in June. He brings an excellent track record of driving results as a leader in both publicly traded and privately held companies. Throughout his 35-year career he has played a pivotal role as a finance and operating executive.

Over the course of the year, we engaged with multiple new vendors, improving our line-card of offerings to our many VARs and end users. We continued our mission to deliver easy access to superior IT solutions for resellers and businesses around the globe.

We concluded the year with nearly $30 million in balance sheet cash, putting us in a position to expand through acquisition as accretive business opportunities appear. The Company remains debt free, managing its balance sheet cautiously, while seeking to generate high returns on equity.

During the year our senior management team attended several investor conferences, affirming our commitment to shareholder engagement. We held regular investor earnings calls and updated our investor presentation throughout the year to provide transparency and clarity for current and prospective investors.

In February of 2022, the Board added Mr. Greg Scorziello to round out its membership with seven directors. He brings over 30 years of experience creating and building international operations and is located in London, England – an added benefit given our 2020 acquisition of UK base CDF Group Limited (d/b/a Sigma/Grey Matter) and continued interest in the pan-European marketplace.

We have assembled an intellectually diverse Board representing individuals from a variety of professional backgrounds. Each member offers unique strategic, management, and business perspectives that add greatly to the intellectual output you should expect from your Board.

In 2020 we established a Risk & Security Committee. This represents an increasingly important area of concern, particularly for public companies. Since its formation, the committee has developed a comprehensive set of checklists to ensure the Company remains alert and aware of current and emerging security threats, further solidifying our already robust policies and procedures.

Capital allocation prioritization is an integral function of your Board and management team which heavily influences our long-term strategic planning. You would be pleased by the level of thoughtful time and energy devoted to coordinating our capital allocation priorities with our strategic operating plan. This energy is a derivative of the diversity of thought coming from around our board room.

As your Board Chair, I am happy to report high levels of corporate governance, attention to detail, and focus on the creation of shareholder value. As an investment professional I spend significant time interacting with public company management teams and board directors, giving me a unique perspective. It is good to be a part of this highly qualified and dedicated group of directors representing the shareholders of Wayside. To each of them, I offer my sincerest thanks for a job well done.

As we look ahead to 2022 and beyond, the future appears bright. We have a great team lead by our CEO, Mr. Dale Foster, an industry-experienced executive who is respected and admired by our Wayside team and throughout the industry. He and our executive team have done an excellent job in providing leadership through example and developing a culture of inclusion and opportunity for our entire workforce who have performed tirelessly throughout the very challenging pandemic. On behalf of the Board and our shareholders, let me extend our gratitude to Dale and his team.

And finally, to our shareholders, who have repeatedly offered words of encouragement, the entire team at Wayside shares its thanks to you for your support over the past year.

Your Chair,

Jeffrey R. Geygan

The accompanying Notice of Annual Meeting of Stockholders and proxy statement are first being made available to stockholders beginning April 21, 2022

WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2022

Dear Stockholders:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Meeting”) of Wayside Technology Group, Inc., a Delaware corporation (the “Company”), is scheduled to be held on June 7, 2022 at 10:00 a.m., Eastern Daylight Time via live audio webcast, for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To vote upon the election of seven directors to the Company’s Board of Directors (the “Board”), each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified (Proposal 1);

2.	To vote upon a non-binding, advisory resolution to approve the executive compensation of the Company’s named executive officers, as described in the accompanying proxy statement (Proposal 2);

3.	To vote upon the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3); and

Stockholders may also consider and take action on such other matters as may properly come before the Meeting and any postponement or adjournment thereof.

The Board recommends a vote “FOR” each of the Company’s seven nominees for directors named in the accompanying proxy statement and a vote “FOR” each of Proposal 2 and 3.

You will be able to attend the Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/WSTG2022. In order to participate in the Meeting, you must enter the 16-digit voting control number found on your proxy card, voting instruction form or notice that you received previously. If you do not have your control number, you may elect to participate in the Meeting as a “Guest”, but you will not have access to vote your shares or ask questions during the virtual Meeting. You will not be able to physically attend the Meeting.

The close of business on April 8, 2022 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any postponement or adjournment thereof. A list of these stockholders will be open for examination by any stockholder electronically during the Meeting at www.virtualshareholdermeeting.com/WSTG2022 when you enter your control number. The Meeting may be adjourned from time to time. At any adjourned meeting, action with respect to matters specified in this notice may be taken without further notice to stockholders, unless required by law or the Company’s Amended and Restated Bylaws (the “Bylaws”).

Whether or not you expect to attend the Meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods by (i) accessing the Internet site described on your proxy card or voting instruction form provided to you, (ii) calling the toll-free number in your proxy card or voting instruction form provided to you, or (iii) completing, signing, dating and returning the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or voting instruction form provided to you. If your shares are held in street name, you will receive a voting instruction form from the holder of record. Regardless of the number of shares of common stock of the Company that you own, your vote is important. Thank you for your continued support, interest and investment in Wayside Technology Group, Inc.

By Order of the Board of Directors,

/s/ Jeff Geygan
Chairman

April 21, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING TO BE HELD ON JUNE 7, 2022.

The accompanying proxy statement, the accompanying proxy card, and the Company’s Annual Report to Stockholders (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021) are available free of charge at www.proxyvote.com. Information on this website, other than this proxy statement, is not a part of this proxy statement.

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The accompanying proxy statement provides a detailed description of the business to be conducted at the Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.

WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Wayside Technology Group, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held on June 7, 2022 at 10:00 a.m., Eastern Time, and at any postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. You will be able to attend the Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/WSTG2022. In order to participate in the Meeting, you must enter the 16-digit voting control number found on your proxy card, voting instruction form or notice that you received previously. If you do not have your control number, you may elect to participate in the Meeting as a “Guest”, but you will not have access to vote your shares or ask questions during the virtual Meeting.

The approximate date on which this proxy statement and the accompanying proxy card is first being made available to the Company’s stockholders is April 21, 2022.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving this proxy statement?

The Board is soliciting your proxy vote for the Meeting because you owned shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 8, 2022 (the “Record Date”) for the Meeting, and therefore, are entitled to vote at the Meeting on the following proposals:

●	Proposal 1: The election of the seven directors to serve on the Board, each until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;
●	Proposal 2: The approval of a non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described in this proxy statement;
●	Proposal 3: The ratification of the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

Stockholders may also consider and take action upon such other matters as may properly come before the Meeting and any postponement or adjournment thereof.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES ON PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

When and where will the Meeting be held?

The Meeting is scheduled to be held on June 7, 2022, at 10:00 a.m., Eastern Time. Due to the public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of our employees and stockholders, this year’s Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast. You will be able to attend the Meeting and vote and submit questions during the Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/WSTG2022. You must enter the 16-digit voting control number found on your proxy card, voting instruction form or notice that you received previously. If you do not have your control number, you may elect to participate in the Meeting as a “Guest”, but you will not have access to vote your shares or ask questions during the virtual Meeting.

Who is soliciting my vote?

The Board, on behalf of the Company, is soliciting your proxy to vote your shares of Common Stock on all matters scheduled to come before the Meeting, whether or not you attend the Meeting. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions over the Internet or by telephone, you are authorizing the persons named as proxies to vote your shares of Common Stock at the Meeting as you have instructed.

You may also be solicited by press releases issued by us, postings on our corporate website or other websites or otherwise. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement. In addition, none of the information on the other websites, if any, listed in this proxy statement is part of this proxy statement. Such website addresses are intended to be inactive textual references only.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote by proxy using the WHITE proxy card with respect to the proposals as follows:

●	“FOR” the election of Messrs. Geygan, Bryant, Crane, Foster, McCarthy and Scorziello and Ms. Gold to serve on the Board, each until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;
●	“FOR” the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described in this proxy statement; and
●	“FOR” the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Who is entitled to vote at the Meeting?

The Board has set the close of business on April 8, 2022 as the Record Date for the Meeting. You are entitled to notice and to vote if you were a stockholder of record of Common Stock, as of the close of business on the Record Date. You are entitled to one vote on each proposal for each share of Common Stock you held on the Record Date. Your shares may be voted at the Meeting only if you are present in person or your shares are represented by a valid proxy. At the close of business on the Record Date, there were 4,448,555 shares of our Common Stock issued, outstanding and entitled to vote at the Meeting.

What is the difference between a stockholder of “record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. The Company sent the proxy materials directly to you. The proxy card accompanying this proxy statement will provide information regarding internet and telephone voting for record holders.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. You are considered to be the beneficial owner of those shares and your shares are said to be held in “street name,” and the proxy materials are being forwarded to you by that organization. Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. If you hold your shares in “street name,” please instruct your bank, broker, trust or other nominee how to vote your shares using the voting instruction form provided by your bank, broker, trust or other nominee so that your vote can be counted. The voting instruction form provided by your bank, broker or other nominee may also include information about how to submit your voting instructions over the Internet or by telephone, if such options are available.

What constitutes a quorum?

The presence in person or by proxy of holders of a majority of the voting power of the outstanding stock of the Company entitled to vote at the Meeting, present in person or represented by proxy at the Meeting, constitutes a quorum, which is required to hold and conduct business at the Meeting. Shares are counted as present at the Meeting if:

●	you are present in person at the Meeting; or
●	your shares are represented by a properly authorized and submitted proxy (submitted over the Internet, by telephone or by mail).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if you provide voting instructions to your broker, bank, trust or other nominee and such broker, bank, trust or other nominee submits a proxy covering your shares. Broker non-votes (as described below) also count toward the quorum requirement. In the absence of a quorum or for any other reason, the Meeting may be adjourned, from time to time, by the chairman of the meeting or the Chair of our Board. In the absence of a quorum, the Meeting may be adjourned, from time to time, by a majority vote of the stockholders present in person or represented by proxy and entitled to vote. If the adjournment is not for more than thirty days, the adjourned meeting may be held without any notice other than an announcement at the meeting.

How do I attend and vote at the Meeting?

You will be able to attend the Meeting and vote and submit questions during the Meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/WSTG2022. You must enter the 16-digit voting control number found on your proxy card, voting instruction form or notice that you received previously. If you do not have your control number, you may elect to participate in the Meeting as a “Guest”, but you will not have access to vote your shares or ask questions during the virtual Meeting.

Online access to the audio webcast will open approximately 15 minutes prior to the start of the Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the Meeting prior to the start time.

How do I vote my shares without attending the Meeting?

The process for voting your shares depends on how your Common Stock is held. Generally, you may hold Common Stock in your name as a “stockholder of record” or in an account with a broker, bank, trust or other nominee (i.e., in “street name”). If your shares are registered in your name, you may vote your shares in person at the Meeting or by proxy whether or not you attend the Meeting. You may vote using any of the following methods:

●	By Internet — Stockholders of record may submit proxies over the Internet at www.virtualshareholdermeeting.com/WSTG2022, as described in the Internet voting instructions on the proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks, trusts or nominees. Please check the voting instruction form for Internet voting availability.

●	By Telephone — Stockholders of record may submit proxies by telephone by calling (866) 414-9273 if in the United States or Canada, as described in the telephone voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks, trusts or nominees. Please check the voting instruction form for telephone voting availability.

●	By Mail — Stockholders of record may submit proxies by completing, signing and dating the proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks, trusts or other nominees and mailing them in the accompanying pre-addressed envelopes.

Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Meeting. The Internet and telephone voting facilities will close at 11:59 p.m. ET on June 6, 2022. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.

How can I change my vote or revoke my proxy?

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Meeting. Stockholders of record may revoke a proxy prior to the Meeting by (i) delivering a written notice of revocation that is dated later than the date of your proxy to the attention of the Corporate Secretary at our offices at 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, (ii) signing and delivering a later-dated proxy over the Internet, by telephone or by mail, that we receive no later than 11:59 p.m. ET on June 6, 2022 or (iii) attending and voting at the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.

How will my shares be voted?

Stockholders of record as of the close of business on the Record Date, are entitled to one vote for each share of Common Stock held on each matter to be voted upon at the Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Meeting, and not revoked or superseded, will be voted at the Meeting in accordance with the instructions indicated on those proxies. If you return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted: “FOR” the election of the seven Board nominees (Proposal 1); “FOR” the non-binding, advisory resolution approving the compensation of the Company’s named executive officers (Proposal 2); and “FOR” the ratification of the appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3). Validly executed proxy cards will be voted in the discretion of the proxy holders with respect to any other matters that may properly come before the Meeting.

What is discretionary voting? What is a broker non-vote?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the stockholder who owns the shares in “street name” has not provided any voting instructions to the broker on that matter. The New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without voting instructions. Proposal 1 and Proposal 2 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal 3 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal. If your shares are held in street name, please follow the voting instructions that you receive from that institution. The institution will not be able to vote your shares on any of the proposals except the ratification of the appointment of BDO unless you have provided voting instructions. Broker non-votes are not treated as entitled to vote for all other matters proposed for a vote at the meeting, so they will have no effect on those matters.

What is the effect of abstentions and broker non-votes on voting?

Abstentions and broker non-votes will be counted as present at the Meeting for the purpose of determining a quorum. Because the election of each director nominee will require a plurality of the shares of Common Stock present in person or represented by proxy entitled to vote at the Meeting, “withhold” votes have no effect on the outcome of Proposal 1. Abstentions may not be specified with respect to Proposal 1. To approve the advisory vote on the compensation of the Company’s named executive officers and to ratify the appointment of BDO as the Company’s independent registered public accounting firm for 2022, if a quorum is present, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required for approval. As a result, abstention votes will have the same effect as a vote against such matters. Broker non-votes are not treated as entitled to vote on Proposals 1 and 2, so they will have no effect on those matters. Proposal 3 is considered a discretionary matter, and there will be no broker non-votes on this proposal.

Could other matters be decided at the Meeting?

We do not expect any other items of business will be presented for consideration at the Meeting other than those described in this proxy statement. However, by completing, signing, dating and returning the proxy card or submitting your proxy or voting instructions over the Internet or by telephone, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the Meeting.

Who will count the votes?

All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election appointed for the Meeting in accordance with the Bylaws, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

When will the voting results be announced?

The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting. If our final voting results are not available within four business days after the Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

What vote is required with respect to the proposals?

Election of Directors. Pursuant to our Bylaws, the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy entitled to vote at the Meeting is necessary for the election of directors under Proposal 1 at the Meeting. This means that the nominees receiving the highest number of “FOR” votes of the shares entitled to be voted in the election of directors will be elected. You may vote “FOR ALL” all Board nominees, “WITHHOLD ALL” your vote as to all Board nominees, or “FOR ALL EXCEPT” one or more specific nominees from whom you “WITHHOLD” your vote. There is no “against” option. Shares voting “WITHHOLD” are counted for purposes of determining a quorum. However, if you withhold authority to vote with respect to the election of any or all of the nominees, your shares will not be voted with respect to those nominees indicated and your shares will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. Therefore, “WITHHOLD” votes will not affect the outcome of Proposal 1. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will have no effect on the outcome of Proposal 1. Proxies may not be voted for more than the number of director nominees listed on the submitted proxy card and stockholders may not cumulate votes.

Non-binding Resolution to Approve Compensation for Named Executive Officers. The approval of a non-binding, advisory resolution approving the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on Proposal 2, the abstention will have the same effect as an “AGAINST” vote. While the vote on Proposal 2 is advisory, and will not be binding on the Company or the Board, the Board will review the results of the voting on this proposal and take it into consideration when making future decisions regarding executive compensation as we have done in this and previous years. Broker non-votes will have no effect on the outcome of Proposal 2.

Ratification of Auditors. The ratification of the appointment of BDO requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on Proposal 3, the abstention will have the same effect as an “AGAINST” vote. Proposal 3 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

Who will pay for the solicitation of proxies?

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy card, the Notice of Annual Meeting of Stockholders and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Proxies may be solicited by telephone, facsimile, electronic mail or personal solicitation. Our directors, officers, and employees may also solicit proxies for no additional compensation.

Do I have appraisal or dissenters’ rights?

None of the applicable Delaware law, our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), nor our Bylaws, provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals set forth in this proxy statement. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with such proposals.

CORPORATE GOVERNANCE

Role of the Board of Directors

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws, our business, property and affairs are managed under the direction of the Board. Although our non-employee directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board and committees of the Board.

Board Leadership Structure

The Board believes it is appropriate to separate the roles of Chief Executive Officer (“CEO”) and Chair of our Board (“Board Chair”) as a result of the demands of and differences between each role. Jeff Geygan serves as the Board Chair. Dale Foster serves as our CEO and as a member of our Board. Our Board believes that this leadership structure provides the most efficient and effective leadership model for our Company by enhancing the ability of the Board Chair and CEO to provide clear insight and direction of business strategies and plans to both the Board and management. Separating the CEO and Board Chair roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board's oversight role, while facilitating strong day-to-day executive leadership.

The duties and responsibilities of our Board Chair include: (i) chairing Board meetings, including presiding over all executive sessions of the Board (without management present) at every regularly scheduled Board meeting; (ii) consulting with the CEO on such other matters as are pertinent to the Board and the Company; (iii) working with management to determine the information and materials provided to Board members; (iv) approving Board meeting schedules, agenda and other information provided to the Board; (v) the authority to call meetings of the independent directors; (vi) serving as principal liaison between the independent directors and the CEO and between the independent directors and senior management; and (vii) being available for direct communication and consultation with stockholders upon request. Our CEO is responsible for setting the strategic direction for the Company, with guidance from the Board. The CEO is also responsible for the day-to-day leadership and performance of the Company, while the Board Chair provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board.

Another key component of our leadership structure is our strong governance practices designed to ensure that the Board effectively carries out its responsibility for the oversight of management. All of our directors, except Mr. Foster, are independent, and all Board committees are comprised entirely of independent directors. Our independent directors meet at each Board meeting in regularly scheduled executive sessions (not less than twice per year) and may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to the management team at all times. In addition, the Board or any committee thereof may retain, on such terms as determined by the Board or such committee, as applicable, in its sole discretion, independent legal, financial and other consultants and advisors to assist the Board or committee, as applicable, in discharging its oversight responsibilities.

Board Oversight of Risk Management

Our Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company’s stakeholders. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is the responsibility of the full Board. In carrying out this critical duty, the Board meets at least annually with key members of management holding primary responsibility for management of risk in their respective areas. The Risk and Security Committee assists the Board in its oversight responsibilities with regard to the Company’s risk management framework and management’s identification, assessment and management of the Company’s key strategic, enterprise and other risks. Additionally, the Audit Committee has certain oversight functions, including discussing with management the Company’s major financial risk exposures and steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Meetings of the Board of Directors

The Board met six times in 2021. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board and meetings of each committee of the Board on which such director served during 2021.

Communication with the Board of Directors; Director Attendance at Annual Meetings

Stockholders may communicate with a member or members of the Board by addressing their correspondence to the Board member or members c/o the Corporate Secretary, Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724. Our Corporate Secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening and illegal, does not reasonably relate to the Company or our business, or is similarly inappropriate. Our Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Recognizing that director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with Board members about issues affecting our Company, we encourage our directors to attend each annual meeting of stockholders. All of the directors then serving on the Board attended last year’s annual meeting of stockholders.

Director Independence

The Board has determined that the following directors are independent under the NASDAQ listing standards: Messrs. Geygan, Bryant, Crane, McCarthy and Scorziello and Ms. Gold.

Committees of the Board of Directors

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk and Security Committee (each, a “Committee” and collectively, the “Committees”).

Audit Committee. The Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee: (i) monitors the integrity of the Company’s financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent registered public accounting firm; (ii) provides an avenue of communication among the independent registered public accounting firm, management, and our outsourced internal auditors, and our Board; and (iii) monitors significant litigation and financial risk exposure. The current members of the Audit Committee are Messrs. Crane (Chair), Bryant, and Geygan each of whom is independent as defined by the NASDAQ listing standards and applicable SEC rules. The Board has determined that Mr. Crane meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met six times during 2021.

The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on our website at http://www.waysidetechnology.com/ in the Committee Charters section under the Governance tab.

Compensation Committee. The Board has a Compensation Committee which: (i) reviews and monitors matters related to management development and succession; (ii) develops and implements executive compensation policies and pay for performance criteria for the Company; (iii) reviews and approves the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chief Executive Officer; (iv) reviews and approves such compensation arrangements for all executive officers and certain other key employees; (v) approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board under those plans other than the power to amend or terminate those plans and other than those with respect to non-employee directors, which determinations are subject to approval by the full Board; (vi) reviews and approves material matters concerning our employee compensation and benefit plans; and (vii) carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to it by our Board or management. Under its charter, the Compensation Committee may form and delegate authority to subcommittees or, to the extent permitted under applicable laws, regulations and NASDAQ rules, to any other independent director, in each case to the extent the Compensation Committee deems necessary or appropriate. The Compensation Committee has the right to consult with or obtain input from management but, except as expressly provided in its charter, may not delegate any of its responsibilities to management. The current members of the Compensation Committee are Messrs. McCarthy (Chair) and Geygan and Ms. Gold, each of whom is independent as defined by the NASDAQ listing standards. The Compensation Committee met five times during 2021.

The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available on our website at http://www.waysidetechnology.com/ in the Committee Charters section under the Governance tab.

Nominating and Corporate Governance Committee. The Board has a Nominating and Corporate Governance Committee which identifies individuals qualified to become Board members and recommends to the Board director nominees for election at the next Annual Meeting of Stockholders. Currently, the members of the Nominating and Corporate Governance Committee are Messrs. Bryant (Chair), Crane, and Scorziello each of whom is independent as defined by the NASDAQ listing standards. The Nominating and Corporate Governance Committee met twice during 2021.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Nominating and Corporate Governance Committee charter is available in the Committee Charters section under the Governance tab of our website at http://www.waysidetechnology.com/.

Risk and Security Committee. The Board has a Risk and Security Committee which assists the Board in its oversight responsibilities with regard to the Company's risk management framework and management’s identification, assessment and management of the Company’s key strategic, enterprise and other risks, including overseeing (i) the Company’s key strategic, enterprise and security risks, including, but not limited to, workplace and cybersecurity safety, (ii) privacy risk, including potential impact to the Company’s employees, customers and stakeholders, (iii) management’s implementation of risk policies and procedures, and (iv) the Company’s risk culture, i.e., the tone and culture within the Company regarding risk and the integration of risk management into the Company’s behaviors, decision making and processes. Currently, the members of the Risk and Security Committee are Ms. Gold (Chair) and Messrs. McCarthy and Scorziello, each of whom is independent as defined by the NASDAQ listing standards. The Risk and Security Committee met twice during 2021.

The Risk and Security Committee operates under a written charter adopted by the Board. The Risk and Security Committee charter is available in the Committee Charters section under the Governance tab of our website at http://www.waysidetechnology.com/.

Director Nominations

Nominees may be recommended by directors, members of management, or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers, in addition to the requirements described below and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the Board. Each director candidate will be evaluated by the Nominating and Corporate Governance Committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a Company stockholder or by others. The Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees. The Nominating and Corporate Governance Committee will also review the independence of each candidate and other qualifications of all director candidates, as well as consider questions of possible conflicts of interest between director nominees and our Company.

After the Nominating and Corporate Governance Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, the Nominating and Corporate Governance Committee will make a determination whether to recommend the nominee for approval by the Board. If the Nominating and Corporate Governance Committee decides to recommend the director nominee for approval by the Board and such recommendation is accepted by the Board, our proxy solicitation will include the director nominee.

In addition to the candidates nominated by the Board pursuant to the recommendations of the Nominating and Corporate Governance Committee in the manner set forth above, the Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by our stockholders. Stockholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to: Corporate Secretary, Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724.

In its assessment of each potential candidate, the Nominating and Corporate Governance Committee will review the nominee’s professional ethics, integrity and values, skills, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our Company’s or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee seeks to identify candidates representing diverse thought and experience at policy-making levels in business, management, marketing, finance, human resources, communications, risk and compliance and in other areas that are relevant to our activities. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to our Company. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Corporate Governance Committee.

Director Compensation and Arrangements

The following table sets forth information regarding the compensation earned by or awarded to each director, who is not a named executive officer who served on the Board, for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($) (2)	Total ($)
Diana Kurty (1)	63,750	-	63,750
Jeff Geygan	100,000	60,000	160,000
John McCarthy	75,000	60,000	135,000
Andy Bryant	75,000	60,000	135,000
Ross Crane	81,667	60,000	141,667
Carol DiBattiste (3)	61,667	60,000	121,667
Gerri Gold (1)	25,000	60,000	85,000

(1)	Ms. Kurty did not stand for re-election as a director at the Company’s 2021 annual meeting of stockholders, and Ms. Gold was elected as a director at the Company’s 2021 annual meeting of stockholders.

(2)	The amount included in “Stock Awards” is the aggregate grant date fair value associated with stock awards granted to our outside directors in 2021, computed in accordance with FASB ASC Topic 718. The stock awards vested in full on the date of grant. See Note 9, “Stockholder’s Equity and Stock Based Compensation” to the Company’s consolidated financial statements set forth in its Annual Report on Form 10-K for the assumptions made in determining stock award values.

(3)	The amounts represent payments to Ms. DiBattiste through her resignation from the Board on October 11, 2021.

During 2021, each outside director (i.e., non-employee) received $15,000 per quarter for serving on the Board, as well as reimbursement for reasonable expenses incurred in connection with services as a director. Additionally, the Chair of the Board receives an annual fee of $40,000, the Chair of the Audit Committee receives an annual fee of $25,000, the Chair of the Risk and Security Committee receives an annual fee of $20,000, and the Chair of the Nominating and Corporate Governance Committee and the Chair of the Compensation Committee each receives an annual fee of $15,000. In addition, on August 3, 2021 each of Messrs. Geygan, McCarthy, Bryant, Crane and Mms. DiBattiste and Gold received a grant of 2,322 shares of restricted stock, which vested in full on the date of grant.

Short-Selling, Hedging and Pledging Prohibitions

We do not permit our directors, executive officers or employees, or any of their designees, to speculate in the Common Stock of Wayside Technology Group, Inc., which includes, without limitation, “short-selling” and/or buying publicly traded options. We also do not permit our directors, executives or employees, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities (i) granted to the employee or director by the Company as part of his or her compensation or (ii) held, directly or indirectly, by the employee or director.

Code of Business Conduct and Ethics

The full text of the Code of Ethical Conduct, as revised, which applies to all employees, officers and directors of the Company, including our Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer is available at our website, http://www.waysidetechnology.com/site/content/code-of-ethics. The Company will disclose any amendment to, or waiver from, a provision of the Code of Ethical Conduct that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller on our investor relations website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 21, 2022 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock, (ii) each of the directors (including the nominees for director), (iii) the Company’s named executive officers listed in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name	Number of Shares Beneficially Owned	Percent
Directors (including all nominees) and Named Executive Officers
Jeff Geygan (1)	153,459	3.4%
Dale Foster (2)	69,660	1.6%
Vito Legrottaglie (3)	55,505	1.4%
Charles Bass (4)	33,562	*
Andrew Clark (5)	26,213	*
John McCarthy (6)	9,827	*
Andy Bryant (7)	9,427	*
Ross Crane (8)	6,623	*
Gerri Gold (9)	2,322	*
Greg Scorziello (10)	-	*
All Directors (including all nominees) and executive officers as a group (10 persons) (11)	366,587	8.4%
Beneficial owners of more than 5% of Common Stock
Cove Street Capital, LLC (12)	352,650	7.9%
FMR, LLC (13)	343,821	7.7%
Survivor’s Trust u/a Eighth - E&M Shea Revocable Trust and Descendant’s Trust u/a Tenth - E&M Shea Revocable Trust (14)	292,191	6.6%
Renaissance Technologies LLC (15)	249,796	5.6%

* Less than one percent

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares beneficially owned, which are set forth opposite such person’s name. Unless otherwise noted below, the information as to beneficial ownership is based upon statements furnished to the Company by the beneficial owners. For purposes of computing the percentage of outstanding shares held by each person named above, pursuant to the rules of the SEC, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but such security is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The address for each director and executive officer of the Company is c/o Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724.

(1)	Mr. Geygan is a member of our Board and our Board Chair. Mr. Geygan owns a total of 17,852 shares of Common Stock, individually. The remaining 135,607 shares are held by Global Value Investment Corp. (“GVIC”). Mr. Geygan is the Chief Executive Officer and President of GVIC and may exercise voting and dispositive power over all such shares held by GVIC. As a result, Mr. Geygan may be deemed to have a beneficial interest in such 135,607 shares held by GVIC.

(2)	Includes 34,629 shares of unvested Restricted Stock. Mr. Foster is a member of our Board and our Chief Executive Officer.

(3)	Includes 17,374 shares of unvested Restricted Stock. Mr. Legrottaglie is our Vice President and Chief Information Officer.

(4)	Includes 19,297 shares of unvested Restricted Stock. Mr. Bass is our Vice President and Chief Marketing Officer.

(5)	Includes 23,165 shares of unvested Restricted Stock. Mr. Clark is our Vice President and Chief Financial Officer.

(6)	Mr. McCarthy is a member of our Board.

(7)	Mr. Bryant is a member of our Board.

(8)	Mr. Crane is a member of our Board.

(9)	Ms. Gold is a member of our Board.

(10)	Mr. Scorziello is a member of our Board.

(11)	Includes 94,465 shares of unvested Restricted Stock.

(12)	Based solely on information provided by Cove Street Capical, LLC in a Schedule 13G/A filed with the SEC on February 11, 2022. The address for Cove Street Capital, LLC is 2101 East El Segundo Boulevard. Suite 302, El Segundo, CA 90245.

(13)	Based solely on information provided by FMR LLC in a Schedule 13G/A filed with the SEC on February 9, 2022. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(14)	Based on information provided in the most recent proxy questionnaire completed by John C. Morrissey, the trustee for E&M Shea Revocable Trusts. The Survivors u/a Eighth - E&M Shea Revocable Trust holds 146,096 shares with the balance of the shares held in the Descendant’s Trust u/a Tenth - E&M Shea Revocable Trust. The address for the E&M Revocable Trusts is 655 Brea Canyon Road, Walnut, California 91789.

(15)	Based solely on information provided by Renaissance Technologies LLC in a Schedule 13G/A filed with the SEC on February 11, 2022. The address for Renaissance Technologies LLC is 800 Third Avenue New York, New York 10022.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, seven directors will be elected by the stockholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying proxy will be voted for the election as directors of the nominees listed below, unless the proxy contains contrary instructions. There are no arrangements or understandings pursuant to which a Company nominee for election as director is proposed to be elected, other than with a director or officer acting solely in that capacity. Each of the Company’s nominees has consented to serve as a nominee, be named in this proxy statement and to serve as a director if elected, and management has no reason to believe that any of the Company’s nominees will not be a candidate or will be unable to serve as a director. However, in the event that any of the Company’s nominees should become unable or, for good cause, unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the directors.

Set forth below is certain information, as of April 21, 2022, with respect to each nominee:

Name	Age	Principal Occupation and Experience, Qualifications, Attributes or Skills	Director Since
Jeff Geygan	60	Mr. Geygan has served as a director of the Company since February 2018, and as Board Chair since May 2018. Mr. Geygan currently serves as the Chief Executive Officer and President of GVIC, an investment research and advisory services firm, which he founded in 2007. Prior to founding GVIC, Mr. Geygan served as a Senior Portfolio Manager at UBS Financial Services. Mr. Geygan is a director of Rocky Mountain Chocolate Factory, Inc. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin – Milwaukee Lubar School of Business, and the College of Charleston. He serves on the Advisory Board of the University of Wisconsin – Madison Department of Economics. Mr. Geygan received a Bachelor of Arts degree in Economics from the University of Wisconsin. The Board believes that his qualifications to serve on the Board and as Board Chair include his years of experience in the finance industry and expertise in financial statement analysis.	February 2018

John McCarthy	58	Mr. McCarthy has served as a director of the Company since June 2019. Mr. McCarthy is President and Chief Executive Officer of Mainline Information Systems, a nationally recognized technology solution provider he joined in April 2009. Mr. McCarthy previously held executive management positions with EMC, StorageApps, CNT, MCData and Virtual Iron. Mr. McCarthy served as a member of the board of directors of Nasuni Corporation until November 2019, and currently serves as a member of the Operating Board for Stripes Group, and a member of the Board of Trustees for Providence College. Mr. McCarthy received a Bachelor of Science degree in Marketing from Providence College. The Board believes that Mr. McCarthy’s qualifications to serve on the Board include his substantial industry and executive leadership experience.	June 2019

Andy Bryant	66	Mr. Bryant has served as a director of the Company since July 2019. Mr. Bryant spent most of his career at Arrow Electronics, Inc. and Avnet, Inc., both Fortune 500 companies focused on supply chain services for electronic components and enterprise computing solutions globally. From April 2008 until his retirement in May 2016, Mr. Bryant held executive management positions with Arrow Electronics, Inc. Mr. Bryant was named President of the company’s Enterprise Computing Solutions business in 2008 and specified as an executive officer of the corporation. He served as the Chief Operating Officer of the company from May 2014 to May 2016. Prior to his tenure at Arrow, he served as President of Avnet’s global operating groups and as a Senior Vice President of Avnet, Inc. He was specified as a corporate officer of Avnet in 1996 and became an executive officer in 1999. Mr. Bryant received a Bachelor of Arts degree in History from the University of Maryland. The Board believes that his qualifications to serve on the Board include his years of experience in the technology distribution industry.	July 2019

Ross Crane	59	Mr. Crane has served as a director of the Company since December 2019. Mr. Crane served as Executive Vice President and Chief Financial Officer for Nexeo Solutions, the third largest chemical and plastics distributor in the world with $4 billion in annual revenue from 2011 to 2019. Mr. Crane served as Chief Financial Officer for Belkin International, a large manufacturer of consumer electronic products and accessories from 2008 to 2011. He also served in a variety of senior finance and operational roles with Ingram Micro Inc. from 2005 to 2008 and Avnet Inc. from 1994 to 2005. Mr. Crane received a Bachelor of Science degree in Finance and Economics and a Masters of Business Administration degree in Finance from Arizona State University. The Board believes that his qualifications to serve on the Board include his years of extensive senior executive finance experience, as well as his public company and industry-specific experience.	December 2019

Name	Age	Principal Occupation and Experience, Qualifications, Attributes or Skills	Director Since
Dale Foster	58	Mr. Foster was appointed our Chief Executive Officer and elected to our Board in January 2020. Mr. Foster previously held the positions of President of Lifeboat Distribution, Inc., a subsidiary of the Company, from July 2019 to January 2020 and Executive Vice President of the Company from January 2018 to July 2019. Mr. Foster served as Executive Vice President and General Manager of Promark Technology Inc. (“Promark”), which operated as a subsidiary of Ingram Micro Inc. From November 2012 until January 2018. From 1997 until Promark was acquired by Ingram Micro Inc. in 2012, Mr. Foster served as President and Chief Executive Officer of Promark, a value-added distributor with the core focus of distributing emerging data storage and virtualization solutions. Mr. Foster is a graduate of the Rochester Institute of Technology, where he earned a Bachelor’s of Technology in Electrical Engineering. Mr. Foster also holds an Associate’s degree in Electrical Engineering from Alfred State College. The Board believes that his qualifications to serve on the Board include his years of experience in the technology distribution industry, as well as his executive leadership experience.	January 2020

Gerri Gold	63	Ms. Gold has served as a director of the Company since June 2021. Ms. Gold has served as Senior Vice President and Chief Operating Officer for HPE Financial Services, a subsidiary of Hewlett Packard Enterprise Company (NYSE:HPE) since May of 2018. Prior to that Ms. Gold was Vice President of Global Accounts, Sales, Marketing and Managing Director of Asset Management for HPE Financial Services since 2015. Ms. Gold previously held senior management positions with HPE Financial Services, Compaq and AT&T. Ms. Gold received a Bachelor of Business Administration degree from the University of Michigan and a Masters of Business Administration from New York University. The Board believes that her qualifications to serve on the Board include her business strategy experience, her years of experience in the technology industry, and senior leadership experience.	June 2021

Greg Scorziello	60	Mr. Scorziello has served as a director of the Company since February 2022. Mr. Scorziello brings over 35 years of experience creating and building international operations for early stage and mid-size companies such as EMC when it was a sub 100 person entity. He has spearheaded over $750 million in technology acquisitions globally with a focus on Europe, Middle East, Africa, Asia, and Latin America. Currently, Mr. Scorziello serves as a board member, strategic advisor and investor for DC Byte, a global information service provider for the Data Center sector. Prior to DC Byte he has held a number of international leadership and general management positions with a variety of US and UK headquartered companies including, Immuta, Appvia, Actifio, IBM and Global Switch. The Board believes that his qualifications to serve on the Board include his years of experience in the technology industry, as well as his executive leadership experience.	February 2022

All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the discretion of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION

OF EACH OF THE COMPANY’S NOMINATED DIRECTORS.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plans

The 2021 Omnibus Incentive Plan (the “2021 Plan”) authorizes the grant of Stock Options, Stock Units, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Bonuses and other equity-based awards. The 2021 Plan was approved by the Company’s stockholders at the 2021 Annual Meeting in June 2021. The total number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), initially available for award under the 2021 Plan was 500,000 shares. As of December 31, 2021, the number of shares of Common Stock available for future award grants to employees, officers and directors under the 2021 Plan is 448,043.

In March 2022, an additional 30,999 shares of Common Stock were issued to officers for performance under the 2021 incentive compensation plan.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2021, regarding securities authorized for issuance upon the exercise of stock options and vesting of Restricted Stock under all of the Company’s equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Stock Awards	(b) Weighted Average Grant Date Price of Outstanding Stock Awards	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	122,102	$18.35	448,043
Total	122,102	$18.35	448,043

(1)	Includes the 2021 Plan. See “Stock Plans” above in this proxy statement.

EXECUTIVES AND EXECUTIVE COMPENSATION

Our Executives

Set forth below are the name, age, present title, principal occupation and certain biographical information for our executive officers as of April 21, 2022, all of whom have been appointed by and serve at the discretion of our Board.

Name	Age	Position
Dale Foster	58	Chief Executive Officer
Andrew Clark	59	Vice President and Chief Financial Officer
Vito Legrottaglie	58	Vice President of Operations and Chief Information Officer
Charles Bass	57	Vice President and Chief Marketing Officer

Dale Foster was appointed our Chief Executive Officer and elected to our Board in January 2020. He previously held the positions of President of Lifeboat Distribution, Inc., a subsidiary of the Company, from July 2019 to January 2020 and Executive Vice President of the Company from January 2018 to July 2019. From November 2012 until January 2018, Mr. Foster served as Executive Vice President and General Manager of Promark, which operated as a subsidiary of Ingram Micro Inc. From 1997 until Promark was acquired by Ingram Micro Inc. in 2012, he served as President and Chief Executive Officer of Promark, a value-added distributor with the core focus of distributing emerging data storage and virtualization solutions. Mr. Foster is a graduate of the Rochester Institute of Technology, where he earned a Bachelor’s of Technology in Electrical Engineering. Mr. Foster also holds an Associate’s degree in Electrical Engineering from Alfred State College.

Andrew Clark was appointed Vice President and Chief Financial Officer in June 2021. Most recently, he served from February 2020 to May 2021 as Chief Operating Officer of Medisolv, Inc., a provider of SaaS based software solutions to hospitals and physicians.  From August 2016 to January 2020, Mr. Clark served as Chief Executive Officer and Chief Financial Officer of Aperio Health, Inc., an electronic health record integrating primary care, behavioral health, and substance use disorder into a patient-centric longitudinal solution.  From September 2009 to November 2013, Mr. Clark served as Managing Principal and Chief Operating Officer of Evergreen Advisors, LLC, a middle market investment bank and corporate advisory firm.  From November 2002 to December 2019, Mr. Clark served as Chief Executive Officer and President of Wheatfield Ventures, LLC, a private equity fund and consulting firm.  From October 1996 to October 2002, Mr. Clark served in various executive positions, including President of the East Regional Business Unit, of Verio, Inc. (VRIO-NASDAQ), which prior to its sale to Nippon Telegraph and Telephone Corporation, was the world’s largest domain-based Web hosting company and a leading provider of comprehensive Internet services for the small to medium enterprise.  From June 1995 to September 1996, Mr. Clark served as Executive Vice President of Finance and Chief Financial Officer of American Day Treatment Centers, Inc., an outpatient behavioral healthcare provider.  From June 1991 to May 1995, Mr. Clark served in various positions, including Vice President of Operations and Controller of Allied Health Division, of Integrated Health Services, Inc. (IHS-NASDAQ), which was a provider of alternate healthcare delivery models.  From July 1984 to May 1991, Mr. Clark began his career at KPMG where he served in various positions, including as a Senior Manager. Mr. Clark received a Bachelor of Science in Accounting from Washington and Lee University.

Vito Legrottaglie was appointed to the position of Vice President and Chief Information Officer in February 2015, after having served as Vice President of Operations and Information Systems since June 2003. Mr. Legrottaglie rejoined the company in February 2003 having previously served as director of Information Systems and then Vice President of Information Systems from 1996-2000. Mr. Legrottaglie has also held the positions of Chief Technology Officer at Swell Commerce Incorporated, Vice President of Operations for The Wine Enthusiast Companies, and Manager of Information Systems at Barnes and Noble. Mr. Legrottaglie holds an Associate’s Degree in Computer Science from Bergen Community College.

Charles Bass was appointed Chief Marketing Officer in December 2020 after having has served as Vice President of Alliances and Marketing at Climb Channel Solutions (formerly Lifeboat Distribution) since January 2018. Prior to joining Lifeboat Distribution, he was the Vice President of Channel Sales at Blue Medora, an IT monitoring and integration company, from October 2016 to December 2017. Mr. Bass was the Vice President of Channel Sales at Tegile Systems, a high growth storage start-up that was acquired by Western Digital, from July 2015 to October 2016. Before joining Tegile Systems, he served as Promark Technology’s Vice President of Vendor Alliances and Marketing from November 2010 to July 2015. He joined the Board of Directors of Promark Technology in 2012 and was part of the management team that successfully executed Promark Technology’s acquisition by Ingram Micro in the fourth quarter of 2012. He also has experience at Hewlett Packard (NYSE: HPQ) and LeftHand Networks where he was responsible for channel sales in North America for StorageWorks and LeftHand Networks products respectively. Prior to Hewlett Packard and LeftHand Networks, he held various sales leadership positions at Brocade Communications Systems, McDATA Corporation, and IBM. Mr. Bass received a Bachelor of Arts degree in Economics from Vanderbilt University and a Masters of Business Administration from the University of Tennessee.

COMPENSATION OVERVIEW

Overview and Named Executive Officers

The Company qualifies under SEC rules as a smaller reporting company (“SRC”). As such, the Company has elected to provide for the scaled disclosure permitted by Rule 402(m) of Regulation S-K. The Company has included this Compensation Overview to provide more fulsome disclosure of changes made to its compensation practices in recent years. This Compensation Overview identifies the elements of compensation and explains the compensation objectives and practices for the Company’s named executive officers. The Company’s named executive officers for the fiscal year ended December 31, 2021 are:

Name	Principal Position
Dale Foster	Chief Executive Officer
Andrew Clark	Vice President and Chief Financial Officer
Vito Legrottaglie	Vice President and Chief Information Officer
Charles Bass	Vice President and Chief Marketing Officer

The Compensation Committee is charged with the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and ensuring that executives and key management personnel are appropriately compensated. The Compensation Committee also is responsible for reviewing and establishing the compensation of directors. The Compensation Committee generally meets annually to re-evaluate the appropriate level of base compensation and incentive compensation for our executive officers.

Compensation Philosophy and Objectives. The Compensation Committee seeks to structure each element of compensation to attract and retain the necessary executive talent, reward annual performance and provide incentives for both long-term strategic goal planning and achievement as well as short-term performance. The Compensation Committee’s policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our stockholders.

Elements of Compensation. The total compensation program for the Company’s executive officers consists of the following:

●	Salary;

●	Cash incentive and bonus awards tied to the Company’s and each executive’s annual performance;

●	Equity incentive awards; and

●	Termination benefits.

Say On Pay Considerations and Say on Frequency Results. In accordance with SEC rules, the Company conducted a non-binding, advisory vote on the Company’s executive compensation at its 2021 and 2020 annual meetings of stockholders. At the 2020 Annual Meeting of Stockholders, the Company’s stockholders voted to approve the Company’s named executive officer compensation with a favorable vote of 96% of the votes cast. Additionally, at the 2019 Annual Meeting of Stockholders, our stockholders approved, on a non-binding advisory basis, every year as the frequency of future advisory votes on our named executive officer compensation, with over 90% of the votes cast in favor of annual advisory votes.

At the 2021 Annual Meeting of Stockholders, the Company’s stockholders voted to approve the Company’s named executive officer compensation with a favorable vote of 92% of the votes cast.

Base Salary and Performance Cash Bonus Plan.

Total cash compensation for 2021 is divided into a base salary portion and a bonus. Many factors are considered in determining the base salaries for executive officers, including the value that each individual brings to the Company through experience, education and training, comparable positions and comparable responsibilities at similar organizations, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success. Compensation for our executives includes both fixed and performance-based components, with an emphasis on performance-based elements to support the objectives listed below. The Company considers a component to be performance-based if the amount eventually earned or paid varies based on one or more elements of the Company’s financial performance (e.g., profit margins, operating income, etc.). Performance-based components are designed so that above-plan performance is rewarded with above-target payouts and vice versa.

After reviewing the base salaries of executive officers and upon recommendation by the Compensation Committee, in 2021, the Board approved adjustments to the annualized base salary for each named executive officer included in the table below to better align their compensation with the roles, responsibilities and expected operational activities.

Base Salary as of
Name	12/31/2021
Dale Foster	$325,000
Andrew Clark	$300,000
Charles Bass	$250,000
Vito Legrottaglie	$225,000

In February 2021, the Compensation Committee recommended, and the Board approved, a performance bonus plan for 2021 (the “Performance Bonus Plan”) which was developed based on one or more of the following performance metrics:  adjusted earnings before interest, taxes, depreciation and amortization; net income; changes in the market price of the common stock of the Company; funds from operations or similar measure; milestones related to or changes in sales or revenue; acquisitions or strategic transactions; operating income; milestones related to or changes in cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, investment, sales; gross or net profit levels; productivity; expense; margins, operating efficiency;  earnings per share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The foregoing measures may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee shall determine. Cash incentive payments under the Performance Bonus Plan depend upon the Company’s financial performance as measured by a variety of metrics including gross profit, operating profit, new business development and other metrics designed to improve profitability and earnings and actual annual performance having met or exceeded thresholds set in the Performance Bonus Plan.

Pursuant to the Performance Bonus Plan, the Company’s executive officers are eligible to receive cash incentive payments dependent on the same Company metrics listed below or the executive meeting or exceeding, in a specified performance period, pre-established, objectively determinable performance goals. Under the Performance Bonus Plan, the Compensation Committee establishes the performance goals and the performance period at a time when the attainment of the applicable performance goals is substantially uncertain. The Compensation Committee established performance goals for the Company’s 2021 fiscal year in February 2021. Because payments of cash awards under the Performance Bonus Plan would be determined by comparing actual performance to the performance goals established by the Compensation Committee, it is not possible to predict the amount of future benefits that will be paid under the Performance Bonus Plan for any future performance period.

The principal targets in the Performance Bonus Plan were adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and earnings-per-share (“EPS”). Specific targets for each executive officer were determined by the Compensation Committee based on a review of the Company’s 2021 budget prepared by management and the factors described above. The targets are set at levels that, upon achievement of 100% of the target performance, are likely to result in bonus payments that the Compensation Committee believes reflect the Company’s strategic plan designed to increase stockholder value. The following table shows, for fiscal year 2021, the potential range of bonus awards and the actual bonus awarded as a percentage of base salary, for each of the named executive officers who remained employed with the Company as of December 31, 2021. Bonuses for each named executive officer are based on consolidated Adjusted EBITDA and EPS.

	2021 Adjusted	2021 Adjusted	2021	2021
	EBITDA	EBITDA	EPS	EPS
	Potential	Actual	Potential	Actual
Name	Payouts	Payouts	Payouts	Payouts
Dale Foster	0-125%	109%	0-125%	124%
Andrew Clark	0-125%	109%	0-125%	124%
Vito Legrottaglie	0-125%	109%	0-125%	124%
Charles Bass	0-125%	109%	0-125%	124%

Equity Incentive.

The Company’s executive officers are eligible to receive equity incentive awards under the Company’s equity incentive plan. The primary goal of the Company is to create long-term value for stockholders, and accordingly the Compensation Committee believes that equity incentive awards provide an additional incentive to executive officers to work towards maximizing stockholder value. The Compensation Committee views equity incentive awards as one of the more important components of the Company’s long-term, performance-based compensation philosophy. The grant of equity incentive awards to executive officers encourages equity ownership in the Company, and closely aligns executive officers’ interests to the interests of the stockholders.

Equity incentive awards may be provided through initial grants at or near the date of hire, through subsequent periodic grants and annual performance-based grants. Equity incentive awards granted by the Company to its executive officers and other employees have exercise prices not less than the fair market value of the stock on the date of the grant or award. Equity incentive awards vest and become exercisable at such time as determined by the Board or the Compensation Committee. The initial grant is designed for the level of skills required to fulfill the executive’s responsibilities and is designed to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodic additional equity incentive awards within the comparable range for the job are granted to reflect the executive’s ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals. Annual performance-based grants, if awarded, are based on the achievement of gross profit and pre-tax income performance criteria established by the Compensation Committee. Equity incentive awards for each named executive officer are based on consolidated gross profit and pre-tax income. Additionally, there is an equity component of each named executive officer compensation plan that is not subject to performance measures.

	2021 Adjusted	2021 Adjusted
	EBITDA	EBITDA
	Potential	Actual
Name	Payouts	Payouts
Dale Foster	0-125%	100%
Andrew Clark	0-125%	100%
Vito Legrottaglie	0-125%	100%
Charles Bass	0-125%	100%

Severance and Change-in-Control Arrangements. As stated above, the Compensation Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with those of our stockholders. We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in authority, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and such a provision is necessary, we believe, to ensure that our total employment package for executives remains market competitive. Certain named executive officers are entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our named executive officers, resignation by the executive for good reason. Other executive officers are entitled to receive accelerated vesting of their outstanding equity awards according to the terms of our 2012 and 2021 Plans. For additional details on our severance and change-in-control arrangements, see “Potential Payments Upon Termination or Change-in-Control.”

Other Employee Benefits

The Company provides all employees, including executive officers, with group medical, dental and disability insurance on a non-discriminatory basis. The employee group as a whole is required to contribute approximately 20% of the premium costs of such policies. The Company has a 401(k) savings and investment plan intended to qualify under Section 401(a) of the Code, for our domestic employees, which permits employee salary reductions for tax-deferred savings purposes pursuant to Section 401(k) of the Code. The Company matches 50% of domestic employee contributions up to the first 6% of compensation. The Company’s total contributions for 2021 were approximately $269,000.

Compensation of the Chief Executive Officer

The factors considered by the Compensation Committee in determining the compensation of the Chief Executive Officer, in addition to the criteria discussed above, include the Company’s operating and financial performance, as well as the individual’s leadership and establishment and implementation of the strategic direction for the Company. The Compensation Committee considered as part of its subjective evaluation, among other factors, such executive’s reputation and contacts in the business community. The compensation of the Company’s Chief Executive Officer in 2021 consisted of a base salary, performance bonus and stock awards. The total compensation package was established considering compensation of peer chief executive officers with similar executive responsibilities.

Risk Assessment and Mitigation Related to Compensation Policies

The Board has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Our management team regularly assesses the risks arising from our compensation policies and practices. The team reviews and discusses the design features, characteristics, performance metrics at the company and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, and equity-based compensation awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

The Company’s compensation policies and practices for its employees, including its executive compensation program described in Compensation Overview, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. The Company expects to continue to award to certain executives and employees, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, equity and cash-based awards. Because the incentive plans provide for a blend of short-term and long-term goals, and include substantial vesting features, the Company believes that the structure of its compensation plans discourages short-term risk taking and aligns the interest of its executives and managers with those of its stockholders. The Company does not believe that risks arising from these practices, or its compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth, for fiscal years 2021 and 2020, a summary of the annual and long-term compensation for services in all capacities of the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Compensation ($) (2)	All Other Compensation ($) (6)	Total($)
Dale Foster (3) Director and Chief Executive Officer	2021	325,000	—	339,000	336,000	31,203	1,031,203
	2020	321,875	—	655,400	300,000	32,406	1,309,681

Andrew Clark (4) Vice President and Chief Financial Officer	2021	170,577	—	723,800	79,000	3,750	977,127

Vito Legrottaglie	2021	225,000	30,000	176,000	140,000	17,806	588,806
Vice President and Chief Information Officer	2020	231,410	30,000	168,750	125,000	17,583	572,743

Charles Bass (5)	2021	254,808	—	196,000	168,000	12,289	637,097
Vice President and Chief Marketing Officer	2020	254,808	—	187,500	150,000	13,112	605,420

(1)	The amount included in “Stock Awards” is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8, “Stockholder’s Equity and Stock Based Compensation” in the Company’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining stock award values.

(2)	Amounts for a given year in this column represent non-stock incentive compensation earned in that year, which were paid out in the subsequent year. For more information regarding the Performance Bonus Plan see Base Salary and Performance Cash Bonus Plan above.

(3)	Mr. Foster was appointed Chief Executive Officer in January 2020, after having served as President of Lifeboat from July 2019 until January 2020.

(4)	Mr. Clark was appointed Vice President and Chief Financial Officer in June 2021.

(5)	Mr. Bass was appointed Chief Marketing Officer in December 2020, after having served as Vice President New Business Development from January 2018 until December 2020.

(6)	A detailed description of the items disclosed as “All Other Compensation” is set forth in the table below.

All Other Compensation

Name		401(k) Matching Contributions ($)	Dividend Equivalents On Unvested Restricted Stock ($)	Post- Employment Benefits ($)	Total ($)
Dale Foster	2021	7,825	23,378	-	31, 203
	2020	9,751	22,655	-	32,406

Andrew Clark	2021	3,750	-	-	3,750

Vito Legrottaglie	2021	6,550	11,256	-	17,806
	2020	6,578	11,005	-	17,583

Charles Bass	2021	5,917	12,372	-	18,289
	2020	5,888	7,224	-	13,112

Outstanding Equity Awards

The following table shows the number of shares of Common Stock covered by unvested Restricted Stock held by the Company’s named executive officers on December 31, 2021.

Outstanding Equity Awards at December 31, 2021

	Stock Awards
	Number of	Market Value
	Shares or	of Shares or
	Units of Stock	Units of Stock
	That Have	That Have
	Not Vested	Not Vested
Name	(#)(1)	($)(2) (3)
Dale Foster	28,202	989,890
Andrew Clark	17,500	614,250
Vito Legrottaglie	8,206	288,031
Charles Bass	8,014	281,291

(1)	In July 2021, Mr. Clark was awarded a grant of 20,000 shares of Restricted Stock in conjunction with his appointment as Chief Financial Officer that vest over 16 equal quarterly installments. In February 2021, Mr. Bass was awarded a grant of 5,000 shares of Restricted Stock that vest over 16 equal quarterly installments. In February 2021, Messrs. Foster, Legrottaglie and Bass were awarded 16,040, 8,330 and 9,250 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2020 bonus plan that vest over 16 equal quarterly installments. In February 2020, Messrs. Foster, Legrottaglie and Bass were awarded 9,870, 11,991 and 7,781 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2019 bonus plan that vest over 16 equal quarterly installments. In February 2020, Messrs. Foster, Legrottaglie and Bass were awarded 9,870, 11,991 and 7,781 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2019 bonus plan that vest over 16 equal quarterly installments. In January 2020, Mr. Foster was awarded a grant of 20,000 shares of Restricted Stock in conjunction with his appointment as Chief Executive Officer that vest over 16 equal quarterly installments. In February 2019, Mr. Legrottaglie was awarded 5,000 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2018 bonus plan that vest over 16 equal quarterly installments. In May 2018, Messrs. Foster and Bass were awarded an initial employment grant of 20,000 and 10,000 shares of Restricted Stock, respectively, that vest over 16 equal quarterly installments.

(2)	The market value is based on the closing stock price of the Common Stock of $35.10 on December 31, 2021, the last trading day of 2021.

(3)	Per the terms of the underlying Restricted Stock agreements, if the executive’s employment with the Company terminates due to death or disability, the Restricted Stock shall immediately become fully vested.

Restricted Stock Vested in 2021

The table below shows the number of shares of Common Stock acquired during 2021 upon the vesting of Restricted Stock.

	Stock Awards
	Number of
	Shares	Value
	Acquired On	Realized On
Name	Vesting (#)	Vesting ($)
Dale Foster	16,480	412,406
Andrew Clark	2,500	69,800
Vito Legrottaglie	8,206	205,351
Charles Bass	8,014	200,295

Employment and Severance Agreements

Each of the named executive officers has entered into an agreement that includes a covenant not-to-compete and a confidentiality provision. The covenant not-to-compete prohibits the executive from engaging in a competing business for a period of one year after termination. Such covenant also prohibits the executive from directly or indirectly soliciting the Company’s customers or employees.

On January 15, 2020, the Company appointed Dale Foster to be its Chief Executive Officer and entered into a related employment agreement with Mr. Foster. The agreement provides for an initial base salary of $325,000 per annum, subject to increase at the discretion of the Board, or a committee thereof. Additionally, he will be eligible to participate in any and all standard benefit plans, programs and policies of the Company.

In the event of any termination of the Employment Agreement for any reason, the Company shall pay Mr. Foster within 30 days of such termination: (i) accrued and unpaid base salary; (ii) any unreimbursed expenses payable; (iii) any amounts payable under any of the benefit plans of the Company in which Mr. Foster was a participant in; and (iv) any accrued but unpaid bonus for any calendar year completed as of the termination date (collectively, the “Standard Termination Benefits”).

If Mr. Foster’s employment terminates by the Company without Cause or by Mr. Foster for Good Reason, and if Mr. Foster complies with the other provisions in the Employment Agreement, Mr. Foster will receive, in addition to the Standard Termination Benefits, (i) an amount equal to his then current base salary for twelve months (the “Severance Period”) paid in accordance with the Company’s standard payroll practices, (ii) if elected, reimbursement for continuation premiums under COBRA during the Severance Period, (iii) if the effective date for such termination of employment is on or after July 1st during any calendar year, a cash payment equal to (A) the cash bonus paid to Mr. Foster for the calendar year prior to the date of termination, multiplied by (B) a fraction, the numerator of which is the number of days during such calendar year that Mr. Foster was employed by the Company, and the denominator of which is 365 ((i), (ii) and (iii), collectively, the “Severance Benefits”). The Severance Benefits will be paid in a lump sum on the 60th day following Mr. Foster’s Separation from Service (as defined in the Employment Agreement), subject to execution of a release of claims.

If Mr. Foster’s employment terminates by the Company without Cause or by Mr. Foster for Good Reason within twelve months following a change in control, in addition to the severance benefits described in the previous two paragraphs, Mr. Foster also receives a cash bonus equal to 100% of his bonus for the prior year, and full vesting of all outstanding equity awards, subject to execution of a release of claims.

For purposes of Mr. Foster, “cause” is defined as his (i) an act of personal dishonesty in connection with his responsibilities as an employee of the Company that is intended to result in personal enrichment of his; (ii) a plea of guilty or nolo contendere to, conviction of, or an indictment for a felony or other crime involving theft, fraud or moral turpitude, in each case in which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a breach of any fiduciary duty owed to the Company that has, or is reasonably expected to have, a material detrimental effect on the Company’s reputation or business (except in the case of a personal disability) as determined in good faith by the Board; (iv) serious neglect or misconduct in the performance of his duties for the Company or willful or repeated failure or refusal to perform such duties; (v) the material breach by him of any provision of Section 6 [Restrictive Covenants] of his employment agreement if (in the event such failure is reasonably susceptible of cure) such failure continues uncured for ten (10) days after written notice specifying in reasonable detail such failure; or (vi) the abuse by him of drugs or alcohol, if such abuse has or is reasonably expected to have a material adverse effect on the business of the Company.

On June 8, 2021, the Board of Directors appointed Mr. Clark as Vice President and Chief Financial Officer of the Company and entered into a related employment agreement with Mr. Clark. The agreement provides for an initial base salary of $300,000 per annum, subject to increase at the discretion of the Board, or a committee thereof. Additionally, he will be eligible to participate in any and all standard benefit plans, programs and policies of the Company.

In the event of any termination of the Employment Agreement for any reason, the Company shall pay Mr. Clark  within 30 days of such termination: (i) accrued and unpaid base salary; (ii) any unreimbursed expenses payable; (iii) any amounts payable under any of the benefit plans of the Company in which Mr. Clark was a participant in; and (iv) any accrued but unpaid bonus for any calendar year completed as of the termination date (collectively, the “Standard Termination Benefits”).

If Mr. Clark’s employment terminates upon mutual agreement, by the Company for Cause (as defined in the Employment Agreement), on account of his death, disability, or by Mr. Clark without Good Reason (as defined in the Employment Agreement), the Company will make no further payments to Mr. Clark other than the Standard Termination Benefits.

If Mr. Clark’s employment terminates by the Company without Cause or by Mr. Clark for Good Reason, and if Mr. Clark complies with the other provisions in the Employment Agreement, Mr. Clark will receive, in addition to the Standard Termination Benefits, (i) an amount equal to his then current base salary for twelve months (the “Severance Period”) paid in accordance with the Company’s standard payroll practices, (ii) if elected, reimbursement for continuation premiums under COBRA during the Severance Period, (iii) if the effective date for such termination of employment is on or after July 1st during any calendar year, a cash payment equal to (A) the cash bonus paid to Mr. Clark for the calendar year prior to the date of termination, multiplied by (B) a fraction, the numerator of which is the number of days during such calendar year that Mr. Clark was employed by the Company, and the denominator of which is 365 ((i), (ii) and (iii), collectively, the “Severance Benefits”). The Severance Benefits will be paid in a lump sum on the 60th day following Mr. Clark’s Separation from Service (as defined in the Employment Agreement).

During the term of Mr. Clark’s employment, if upon a Change in Control (as defined in the Employment Agreement) or within 12 months following a Change in Control, Mr. Clark’s employment terminates, either (i) by the Company without Cause, or (ii) by Mr. Clark for Good Reason, and if Mr. Clark complies with the other provisions in the Employment Agreement, Mr. Clark will receive, in addition to the Standard Termination Benefits, (A) the Severance Benefits, and (B) an amount in cash equal to the cash bonus paid to Mr. Clark for the year immediately prior to the year in which the termination in the event of Change in Control occurs ((A) and (B) together, “Change in Control Payments”). The Change in Control Payments will be paid in a lump sum on the 60th day following Mr. Clark’s Separation from Service.

On January 2, 2018, the Company entered into an employment agreement with Mr. Bass, Vice President and Chief Marketing Officer, under which Mr. Bass is entitled to severance payments for six months at the then applicable annual base salary and any outstanding equity awards become immediately vested if the Company terminates his employment for any reason other than for cause. Additionally, Mr. Bass is entitled to receive reimbursement for COBRA continuation premiums over a six-month period.

For purposes of Mr. Bass, “cause” is defined as (i) act of personal dishonesty in connection with the executive’s responsibilities as an employee of the Company that is intended to result in the executive’s substantial personal enrichment, (ii) a plea of guilty or nolo contendere to, or conviction of, a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business, or (iv) willful violations of the executive’s obligations to the Company.

On January 6, 2003, the Company entered into a severance agreement with Mr. Legrottaglie, Vice President and Chief Information Officer, under which Mr. Legrottaglie is entitled to severance payments for six months at the then applicable annual base salary if the Company terminates his employment.

The payments triggered by such terminations pursuant to Messrs. Foster, Clark, Legrottaglie and Bass’ respective employment agreements, as well as those triggered by a change of control under the employment agreements of all named executive officers, are illustrated in tabular format under “Potential Payments Upon Termination or Change of Control” below. The severance payments disclosed above are to be made to Mr. Foster over twelve months paid in accordance with the Company’s standard payroll practices and to Messrs. Legrottaglie and Bass in six equal monthly installments.

Potential Payments Upon Termination or Change in Control

The following table illustrates the payments that would be due the named executive officers in the event they are terminated without cause and in the event of a change in control or a termination of employment in conjunction with a change in control. Payments are calculated in accordance with employment agreements in place on December 31, 2021, as if each employee was terminated without cause on December 31, 2021.

	Termination of Employment Without Cause				Payments - Change in Control
Name	Payment Based on Salary ($)	Payment Based on Incentive Compensation ($) (1)	Accelerated Vesting on Restricted Stock ($)	Total ($)	Termination of Employment Without Cause Payments Based on Salary and Incentive ($)	Additional Payments Related to Change in Control ($) (2)	Accelerated Vesting on Restricted Stock ($) (3) (4)	Total ($)
Dale Foster	325,000	336,000	-	661,000	661,000	300,000	845,348	1,806348
Andrew Clark	300,000	79,000	-	379,000	379,000	-	570,375	949,375
Vito Legrottaglie	112,500	-	-	112,500	112,500	-	417,655	530,155
Charles Bass	125,000	-	-	125,000	125,000	-	463,039	588,039

(1) Mr. Foster and Mr. Clark are entitled to receive a cash payment equal to their bonus received for the prior calendar year, pro-rata for the number of days employed during the year of termination if termination of employment is on or after July 1st. As the table above assumes each employee terminated without cause on December 31, 2021, the payment based on incentive compensation assumes their bonus received for the year ended December 31, 2021.

(2) In the event Mr. Foster and Mr. Clark are terminated without cause within twelve months following a change in control, they are entitled to receive a payment equal to their prior year incentive compensation. As the table above assumes each employee terminated without cause without a change in control on December 31, 2021 and Mr. Clark joined the Company during the year ended December 31, 2021, the payment for Mr. Clark is zero as there is no comparable prior year incentive compensation.

(3) All outstanding restricted stock awards held by Messrs. Foster and Clark immediately vest upon a change in control according to the terms of their respective employment agreements.

(4) All outstanding restricted stock awards held by Messrs. Bass and Legrottaglie immediately vest upon a change in control according to the terms of their respective stock award agreements.

The accelerated vesting on restricted stock amounts above include unvested restricted stock grants through December 31, 2021, valued at the closing stock price of $35.10 at December 31, 2021. The amounts exclude stock grants made in 2022 to the named executives.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this proxy statement, which is often referred to as a “say on pay” proposal. At the 2019 Annual Meeting of Stockholders, the stockholders approved that a vote on “say on pay” should be sought annually, and we are conducting “say on pay” advisory votes (non-binding) in accordance with such schedule. The next advisory vote to determine the frequency of the “say on pay” advisory vote is expected to take place at the 2025 Annual Meeting of Stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this proxy statement. While this advisory vote on executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement.

At the Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company's stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as described in the Company's proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2021 Summary Compensation Table and the other compensation related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended December 31, 2021 was BDO. BDO has audited our financial statements since 2018. The Audit Committee has appointed BDO to serve as the Company’s independent registered public accounting firm for 2022. While we are not required to have the stockholders ratify the selection of BDO as our independent auditors, we are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain BDO; however, the Audit Committee will not be under any obligation to adhere to the stockholders’ vote on this proposal, and in its full discretion may choose to maintain BDO as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of BDO are expected to be present at the virtual Meeting and they will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees and Independence

Audit Fees, Audit-Related Fees and Tax Fees

The following table sets forth the fees billed by BDO for the fiscal years ended December 31, 2021 and 2020 for the categories of services indicated.

Category	2021	2020
Audit Fees – (1)	$441,128	$399,657
Audit-Related Fees – (2)	$22,600	$22,600
Tax Fees – (3)	$122,630	$61,043
All Other Fees – (4)	$-	$275,773

(1)

Consists of fees billed for the audit of our annual financial statements, review of interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings, including registration statements and consents.

(2) (3)

Consist of services not directly related to the audit of the Company’s financial statements which includes audits of benefit plans.

Consists of services for tax compliance and tax advice for 2021 and 2020.

(4)	Consists of services for tax planning and due diligence in connection with business acquisitions.

The Audit Committee has determined that the provision of services by BDO described in the preceding paragraphs is compatible with maintaining BDO’s independence. All permissible audit and non-audit services provided by BDO in 2021 and 2020 were pre-approved by the Audit Committee on a case-by-case basis.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

GENERAL

The Company does not know of any matters other than those stated in this proxy statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, proxies will be voted on these other matters in accordance with the discretion of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons designated therein as proxy appointees, to the extent authorized under Rule 14a-4(c) under the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written policy whereby all transactions between the Company and each related person (as defined in Item 404 of Regulation S-K) or in which any related person had or will have a direct or indirect material interest must be on terms no less favorable to the Company than could be obtained from unrelated third parties and require pre-approval by a majority of the disinterested members of the Board.

During the years ended December 31, 2021 and 2020, the Company made sales to a customer where a member of our Board of Directors is an executive. During the years ended December 31, 2021 and 2020, net sales to this customer totaled $0.3 million and $0.1 million, respectively, and amounts due from this customer as of December 31, 2021 and 2020 totaled zero and $0.1 million, respectively, and the December 31, 2020 balance was settled in cash subsequent to year end.

During the year ended December 31, 2021, the Company made sales to a customer where a family member of one of our executive’s has a minority ownership position. During the year ended December 31, 2021, net sales to this customer totaled $0.4 million and amounts due from this customer as of December 31, 2021 totaled $0.2 million, which are expected to be settled in cash subsequent to the year end. The Company also accrued referral fees totaling $0.2 million to this customer during the year ended December 31, 2021 and amounts owed to this customer for these referral fees as of December 31, 2021 totaled $0.1 million, which were settled in cash subsequent to the year end.

These transactions were on terms no less favorable to the Company than could be obtained from unrelated third parties.

REPORT OF THE AUDIT COMMITTEE

In the course of fulfilling its responsibilities during fiscal year 2021, the Audit Committee of our Board has:

●	reviewed and discussed with management our audited financial statements for the year ended December 31, 2021;
●	discussed with representatives of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
●	received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable PCAOB requirements, including those regarding the Independent Registered Public Accounting Firm’s independence;
●	discussed with the Independent Registered Public Accounting Firm its independence from the Company and management; and
●	considered whether the provision by the Independent Registered Public Accounting Firm of non-audit services is compatible with maintaining the Independent Registered Public Accounting Firm’s independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Respectfully submitted,
Ross Crane, Chair
Jeff Geygan
Andy Bryant

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Annual Meeting of Stockholders, proxy statement and 2021 Annual Report, as the case may be, unless their broker, bank or nominee has received contrary instructions from one or more of the affected stockholders at that address. Once a stockholder has received notice from its bank or broker that it will be householding communications to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, any beneficial shareowner(s) at such an address wish to discontinue householding and would prefer to receive a separate copy of the Notice of Annual Meeting of Stockholders, proxy statement and 2021 Annual Report, as the case may be, or if they currently receive multiple copies at the same address and wish to receive only a single copy in the future, they may notify their bank or broker and direct their request to Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Household Department, 51 Mercedes Way, Edgewater, New York, 11717.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY’S 2023 ANNUAL MEETING PROXY STATEMENT AND PROXY CARD

Any stockholder proposal to be considered by us for inclusion in the Company’s proxy statement and form of proxy card for the 2023 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, must be received by the Corporate Secretary at the Company’s principal executive offices located at 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, no later than December 22, 2022 (120 calendar days prior to the first anniversary of the date this proxy statement was first released to our stockholders). However, if the date of the 2023 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the Meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2023 annual meeting of stockholders.

OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE COMPANY’S 2023 ANNUAL MEETING

Any director nomination or proposal that a stockholder wishes to present at the 2023 annual meeting of stockholders, other than through inclusion in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, must follow the procedures described in our Certificate of Incorporation and Bylaws. Under these procedures, stockholders must submit the nomination or proposal by giving notice to our Secretary at our principal executive office not later than the earlier to occur of (x) the date that is 60 days prior to the 2023 annual meeting of stockholders and (y) December 22, 2022, which is the deadline for stockholder proposals to be submitted for inclusion in the Company’s proxy materials for the 2023 annual meeting of stockholders. However, if notice or public disclosure of the date of the 2023 annual meeting of stockholders occurs less than 60 days prior to the meeting, any director nomination or proposal by a stockholder, to be timely, must be received by the Company not later than the close of business on the tenth day following the day on which such notice of the meeting date was furnished or such public disclosure was made, whichever occurs first. The stockholder’s notice must set forth the information required under Article V Section 5 of our Certificate of Incorporation. A copy of our current Certificate of Incorporation and Bylaws can be obtained free of charge from our Corporate Secretary who can be reached at the Company’s principal executive offices located at 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724.

By Order of the Board of Directors,

/s/ Jeff Geygan
April 21, 2022

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/06/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WSTG2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/06/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME		SHARES
THE COMPANY NAME INC. - COMMON		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

CONTROL # → 0000000000000000

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. To elect seven directors to serve on the Board, each until the next annual meeting of stockholders and until their successors are elected and qualified;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Jeff Geygan 02) Dale Foster 03) Ross Crane 04) Andy Bryant 05) John McCarthy
06) Gerri Gold 07) Greg Scorziello

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other matters as may properly come before the Annual Meeting of Stockholders and any adjournments thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement of the Company for the Annual Meeting and Company's Annual Report to Stockholders for the fiscal year ended December 31, 2021.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000561980_1 R1.0.0.24

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Proxy Statement are available at www.proxyvote.com

WAYSIDE TECHNOLOGY GROUP, INC.
Annual Meeting of Stockholders
June 7, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Wayside Technology Group, Inc., a Delaware corporation, hereby appoint(s) Dale Foster and Andrew Clark, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution to each of them, and hereby authorize(s) them to represent and to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 7, 2022, at 10:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/WSTG2022, and at any adjournments or postponements of such meeting, with all powers which the undersigned would possess if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof and matters incident to the conduct of the meeting, to the extent authorized under Rule 14a-4(c) under the Securities Exchange Act of 1934. **IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD'S NOMINEES UNDER PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2 AND NO. 3.**

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD, USING THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT – PLEASE VOTE TODAY.

Continued and to be signed on reverse side

0000561980_2 R1.0.0.24